SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 26, 2004

(Date of earliest event reported)

TROY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24413	33-0807798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2331 South Pullman Street, Santa Ana, California 92705
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 250-3280

Item 5.                                                           Other Events

TROY Group, Inc. (the “Company”) today announced that it has entered into an Agreement and Plan of Merger, dated as of May 26, 2004 (the “Merger Agreement”), which sets forth the terms and conditions of the proposed acquisition (the “Merger”) of the Company by Dirk, Inc., a Delaware corporation (“Dirk, Inc.”), controlled by Patrick Dirk, the founder of the Company, and his family members.

Under the terms of the Merger Agreement, stockholders of the Company (other than Dirk, Inc. and the Dirk family members) will receive $3.06 per share, in cash, for each outstanding share of Company common stock owned by such stockholders.  The transaction is structured as a forward merger in which Dirk, Inc. will merge with and into the Company, with the Company continuing as the surviving corporation.  The board of directors of both the Company and Dirk, Inc. have unanimously approved the Merger Agreement and the Merger.  In the case of the Company’s Board, the approval follows the unanimous recommendation of a special committee of outside directors of the Company that was formed to evaluate and respond to the Dirks’ original proposal.

The Company expects the merger to close in August 2004.  The Merger is subject to (i) approval by the holders of a majority of the outstanding shares of the Company’s common stock which are outstanding as of the record date for the special meeting of the Company’s stockholders to be called to consider the Merger, (ii) the completion of the financing arrangements necessary to consummate the Merger, and (iii) certain other closing conditions.

Attached and incorporated herein by reference in their entirety as Exhibits 2.1 and 99.1 are copies of, respectively, the Merger Agreement and the press release announcing the proposed acquisition.

Item 7.	Financial Statements and Exhibits

	(c)	Exhibits

	2.1	Agreement and Plan of Merger, dated as of May 26, 2004, by and between Troy Group, Inc. and Dirk, Inc.

	99.1	Press Release dated May 26, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 26, 2004.

TROY GROUP, INC.

By	/s/ Patrick J. Dirk
Patrick J. Dirk
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of May 26, 2004, by and between Troy Group, Inc. and Dirk, Inc.

99.1	Press Release dated May 26, 2004